Exhibit 19.1

STRATA SKIN SCIENCES, INC.

Title:	INSIDER TRADING POLICY	Policy #: COM: 004
Department Ownership:	Compliance
Approved by and Title:	Board of Directors
Initial Issue Date:	November 4, 2015	Revised Date: October 30, 2024

SCOPE

“STRATA” (the “Company”) as used throughout this Policy, refers to the entire Corporate Group and is meant to include all subsidiaries and business offices of the Parent Company, both domestic and international, and all individuals employed therein.  This Policy is applicable to any person or entity acting on behalf of or representing the Company.  This includes any board member, executive, officer, manager, supervisor, employee, agent (including temporary employee or independent contractor/subcontractor) or affiliate of the Parent Company or any of its Subsidiaries worldwide.  All individuals subject to this Policy are expected to read and sign it acknowledging their receipt and understanding of the contents herein.

INTRODUCTION

STRATA Skin Sciences, Inc. has a strict policy against insider-trading.  STRATA does not allow or condone the illegal actions of any board member, executive, director, officer, manager, supervisor, employee, agent or affiliate of the Company related to the insider-trading of the Company’s securities.  Under United States securities laws, it is a crime to buy or sell securities of a company (including stocks or bonds) while in possession of material, non-public information about the company.  Furthermore, it is a crime to pass on such information to others, who use it for personal profit, if the information was obtained in the course of one’s employment and disclosure violates a duty (of confidentiality or otherwise) owed to the employer.

This Policy applies to all transactions in the Company’s securities.  The terms and guidelines set forth in this Policy apply to those who receive or have access to material non-public information (as defined below) regarding the Company.  This Policy also applies to any person who receives material non-public information from any Insider.  It is possible for any employee to be an Insider from time to time, and to be subject to this policy at those times.

DEFINITIONS

Insider: Means any board member, executive, director, officer, manager, supervisor, employee, agent or affiliate of the Company, their immediate families and other family members living in the board member, executive etc. homes. Any person who possesses material non-public information regarding the Company is an Insider for so long as the information is not publicly known.  Insiders of the Company may vary from time to time and will typically include those persons who, because of the nature of their responsibilities, are or are likely to become aware of important Company information.

Material Non-Public Information: Means, generally, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities (in short, any information that could reasonably be expected to affect the price of the securities).

The definition of “material information” is broadly defined; it is not possible to define all it covers.  While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.  Examples of such information include:

•	Financial results
•	Projections of future earnings or losses (that differ from market expectations)
•	News of a pending or proposed merger
•	News of the disposition of a subsidiary or a significant sale of assets
•	Impending bankruptcy or financial liquidity problems
•	Gain or loss of a substantial customer or supplier
•	Changes in dividend policy
•	New product or service announcements of a significant nature
•	Significant product defects or modifications
•	Significant pricing changes
•	Stock splits
•	New equity or debt offerings
•	Acquisitions or offers
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in senior management

It should be borne in mind that both positive and negative information may be material and that non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Securities: Means stock, stock options and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

Tipping: Means the disclosure (“tip”) of material non-public information to any other person (including family members) where this information may be used by that person to his or her profit by trading in securities.

Trading: Means any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell.

Trading Day: Means a day on which the principal exchange or market, on which the Company’s securities trade, is open for trading.

Trading Window: Means the period in any fiscal quarter commencing at the close of business one full Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the thirtieth day after commencement, except that a Trading Window shall not extend into the last fifteen (15) days of a fiscal quarter.

PROHIBITIONS

1.          Trading on Material Non-Public Information.  No Insider of the Company shall engage in any Trading of the Company’s Securities, during any period commencing with the date that he or she possesses Material Non-Public Information concerning the Company and ending at the close of business on the Trading Day following the date of public disclosure of that information, or at such time that non-public information is no longer material.

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2.       Tipping.  No Insider shall engage in Tipping regarding the Company’s securities, nor shall any Insider or related person make recommendations or express opinions on the basis of Material Non-Public Information as to Trading in the Company’s Securities.  Even if you are not in possession of Material Non-Public Information, do not recommend to any other person that they buy or sell Securities of the Company.  “Tipping” Material Non-Public Information is always prohibited, and that your recommendation could be imputed to the Company and may be misleading if you do not have all relevant information.

3.           Trading in Securities on a short-term basis.  The Company requires that any Insider refrain from selling any Company Securities for a period of six months after the purchase of any Company Securities. Similarly, any Insider must refrain from purchasing any Company Securities for a period of six months after the sale of any Company Securities. (Note that the SEC’s short-swing profit rule similarly prevents Insiders from selling any Securities within six months of any purchase and from purchasing any securities within six months after any sale.)

4.           Short sales.  No Insiders or other employees should ever engage in short sales of Company Securities.

5.          Buying or selling puts or calls.  No Insiders or other employees should ever engage in the purchase or sale of a put or call option, or any other derivative or hedging transaction, in respect of Company Securities.

EXCEPTIONS

These restrictions do not apply to stock option exercises because option exercises are not regarded as purchases of Securities.  For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans or the purchase of shares under any Company employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, because the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.  However, those personnel who are prohibited from trading outside a Trading Window are also required to gain approval from the Chief Financial Officer for any exercise, and the Chief Financial Officer will confer with the Securities Counsel, when appropriate.

These restrictions also do not apply to share grants received pursuant to an election to receive equity in payment of a portion of a bonus or other award pursuant to any incentive compensation plan of the Company.  Share grants received pursuant to such a plan are subject to contractual restrictions on resale as set forth in the applicable compensation plan or award agreement.

This exception is narrow. It does not cover a sale of securities in near-term succession after acquisition of the securities by the exercise of stock options.  Nor does it cover a “cashless” exercise of stock options, where the Company’s Securities are used to pay the exercise price of the option.

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The restrictions do apply, however, to sales of shares received upon the exercise of an option.  Therefore, an Insider may exercise a stock option and immediately sell the option shares.  However, if an Insider has purchased other Company shares within the six months prior to the option exercise, he or she may not sell the option shares until the purchased shares have been held for at least six months.

There are no exceptions for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure).

CONFIDENTIALITY OF NON-PUBLIC INFORMATION

Material Non-Public Information relating to the Company belongs to the Company and the unauthorized disclosure of such information is forbidden.  The responsibility to maintain the confidentiality of information extends to information entrusted to any executive, officer, director, manager, supervisor, employee, agent or affiliate, including our suppliers and customers.  The sharing of Material Non-Public Information with unauthorized individuals outside of the Company or unauthorized third-parties is prohibited.  Employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Only the Company’s authorized Spokespersons (most often CEO and CFO) are permitted to discuss proprietary Company information to others outside of the Company.  Employees who believe that they are being required to disclose proprietary Company information to complete their job accordingly are required to obtain the prior approval of the Company CEO before doing so.

Disclosure of Material Non-Public Information may be required in some circumstances, including instances when disclosure is legally mandated by a state or government agency in the event of audit or investigation.  If you are approached by a government agency or subpoenaed for such information, you must, unless prohibited by law, inform the Company of that request so that the Company has an opportunity to review and/or contest that request.  Disclosure may otherwise be authorized by internal executives, In-house counsel  or the Board of Directors for legitimate business purposes which may be precluded without the presentation of this information.  In such instances, In-house counsel  will advise as to when and what information is required and to whom it may be disclosed.

To ensure the protection of Material Non-Public Information by our employees, STRATA has adopted an Employee Confidentiality and Non-Disclosure Agreement which is required to be signed by all employees and agents upon hire or start with the Company.  This Agreement is binding and enforceable.  Employees who violate confidentiality are subject to disciplinary action, up to and including dismissal, and possible civil or criminal penalties.  STRATA retains the right to take legal action against any individual who violates this Confidentiality policy.  Should you have questions regarding what is considered confidential information, or would like to report a possible breach of confidentiality, please call our Compliance Hotline or contact in-house counsel.

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DISCLOSURE OF INFORMATION TO OTHERS

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of Material Non-Public Information.  The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.  No executive, officer, director, manager, supervisor, employee, or agent should disclose information to anyone outside the Company, including family members and friends, or discuss the Company or its business on any internet message board, chat room or any similar or other forum, other than in accordance with those procedures.  If you receive inquiries about the Company from securities analysts, reporters, or others, you must decline comment and direct them to the Company’s CEO, who can be contacted as follows:

Name:	Dolev Rafaeli

Mailing Address:	STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, PA 19044

Email:	dolev@strataskin.com

Phone:	(215) 619-3200

All Insiders must take care not to discuss material non-public information where it may be overheard or intercepted.  This includes open conversation about non-public information in common public areas such as in restaurants, elevators, restrooms, and other public places.  Remember that cellular phone conversations are often overheard and that voice mail and e-mail messages may be retrieved by persons other than their intended recipients.

POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLNARY ACTION

1.          Liability for Insider Trading.  Insiders may be subject to criminal and civil penalties for Insider Trading violations.  The maximum criminal penalties are currently $5,000,000 and twenty years in jail for trading in the Company’s Securities at a time when they have knowledge of Material Non-Public Information regarding the Company.  For Companies, such as STRATA, whose securities are publicly traded, maximum criminal fines are set $25,000,000.  Additionally, persons who violate Insider Trading laws may be required to turn over any profits gained or losses avoided as a result of an illegal trade in addition to being penalized an amount of up to three times the profit gained or loss avoided.

2.          Liability for Tipping.  Insiders may also be liable for improper transactions by any person (commonly referred to as a “Tippee”) to whom they have disclosed non-public information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.  Penalties and fines are administered on a case-by-case basis.  The SEC has imposed large penalties even when the disclosing person did not profit from the trading.  The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. will often conduct in-depth investigations and use sophisticated methods to uncover insider trading.

3.          Possible Disciplinary Actions.  Employees of the Company who violate this policy will also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

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If Securities transactions become the subject of scrutiny they will be viewed after the fact with the benefit of twenty-twenty hindsight.  As a result, before engaging in any transaction involving the Company’s Securities, any executive, officer, director, manager, supervisor, employee, or agent should carefully consider how the transaction would be viewed in hindsight if a marked increase or decrease in the stock price occurs after the transaction.

Whether the information is proprietary information about the Company, information that could have an impact on the Company’s stock price, or non-public information about another company learned in the course of employment, none of such information should be passed on to others.  The same legal penalties apply whether or not the distributor of the information, or tipper, actually benefits from another’s actions.  The SEC has often successfully asserted substantial penalties against employees who told others about pending transactions even though those employees did not actually trade or profit from their Tippees’ trading.

The very same restrictions apply to family members and others living with any of such persons.  Each executive, officer, director, manager, supervisor, employee, or agent will also be held responsible for their actions and for the actions of their immediate families and personal households.  If a relative living outside such person’s home trades, and thereafter there is a marked increase or decrease in the stock price because of a Company transaction or event, the relative’s trades, and such person’s actions, will be subject to strict scrutiny.

WHEN NON-PUBLIC INFORMATION IS OR BECOMES PUBLIC

Because the Company’s shareholders and the investing public must be afforded the time to receive the information and act upon it, as a general rule no Insider should engage in any transactions until one full business day have elapsed after the information has been released.  It is also improper for an executive, officer, director, manager, supervisor, employee, or agent to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases.  These guidelines are meant to ensure only that the public announcement has been adequately disseminated and, even if the specified time periods following a public announcement have passed, any desired transactions by executives, officers, directors, managers, supervisors, employees, or agents will remain subject to all of the other provisions of this policy.

REQUIRED & RECOMMENDED GUIDELINES

1.          Required and Recommended Trading Window.  To ensure compliance with this policy and applicable federal and state securities laws, the Company requires that all directors and officers who are subject to Section 16 filing requirements and all sales, marketing and accounting managers and other employees who have access to internal financial statements and Material Non-Public information must refrain from the purchase or sale of the Company’s securities outside a Trading Window.  As to all other officers and employees, the Company strongly recommends that they should refrain from the purchase or sale of the Company’s securities outside a Trading Window.

A quarterly blackout period is in effect with respect to each quarterly earnings announcement, starting on the 15th day of the third month of the applicable Company fiscal quarter and ending when one full trading day has passed following the public announcement of the Company’s quarterly financial results. The foregoing timeline is based on the assumption that the Company’s Counsel has not advised that a Trading Window should be curtailed.

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2.          Trading Window is not a Safe Harbor.  Even during the Trading Window, any person possessing Material Non-Public Information concerning the Company should not engage in any transactions in the Company’s Securities until such information has been known publicly for at least one Trading Days  Although the Company may from time to time stipulate during a Trading Window that directors, officers, selected employees and others suspend Trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against Insider Trading.  Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

3.         Individual Responsibility.  Every director, officer and employee has the individual responsibility to comply with this Policy against Insider Trading regardless of whether the Company has recommended a Trading Window to that or any other Insiders of the Company.  The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any of the Company’s securities.

An Insider may, from time to time, be obliged to forego a proposed transaction in the Company’s Securities, even if he or she had planned to make the transaction before learning of the Material Non-Public Information and even though the Insider believes he or she may suffer an economic loss or forego an anticipated profit by waiting.

PRE-CLEARANCE OF ALL TRADES BY INSIDERS

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where any director, officer or other employee engages in a Trade while unaware of a pending major development), the following procedures will apply:

Except as otherwise set forth below, all transactions in Company Securities (acquisitions, dispositions, transfers, etc.) by Insiders must be pre-cleared by the Company’s Chief Financial Officer.  If an employee has not been previously designated as an Insider and the Company determines that he or she is or may become aware of potentially Material Non-Public Information nonetheless, such employee will be notified of his or her Insider status and the rules relating to Trading by Insiders will apply to such employee until further notice.  Those persons required to pre-clear transactions should contact the Chief Financial Officer at least two business days in advance of a proposed trade.  The Chief Financial Officer will make appropriate inquiries and review and advise whether or not the Company will permit a trade under the circumstances.  The Chief Financial Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

This pre-clearance requirement does not apply to stock option exercises, but does cover sales of option shares (that is, the sale of the shares received when an option is exercised).  Once pre-cleared, a trade must be initiated within two business days.  If a transaction is not initiated within that period, it cannot thereafter be initiated without a second advance clearance.

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BLACKOUT PERIODS

A.
Quarterly Blackouts.  The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s Securities.  Therefore, Insiders can anticipate that, to avoid even the appearance of trading while aware of Material Non-Public Information, they will not be pre-cleared to trade in Company Securities during the period beginning at the end of the Company’s fiscal quarter and ending one full business day after the issuance of the quarterly earnings release.

B.
Interim Blackouts.  The Company may also on occasion issue interim earnings guidance or other potentially Material Non-Public Information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information.  Trades by Insiders are also unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

C.
Event-Specific Blackout Periods.  From time to time, an event may occur that is material to the Company and is known by only a few Insiders.  So long as such an event remains material and nonpublic, no Insiders will be permitted to trade in Company securities.  The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout.  If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific blackout, the Chief Financial Officer will inform the requester of the existence of a blackout period without disclosing the reason for the blackout.  No person made aware of the existence of an event-specific blackout should disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not in any event relieve that person of the obligation not to trade while aware of material nonpublic information.

REPORTS OF BENEFITICAL OWNERSHIP

The Company’s directors, executive officers and beneficial owners of ten percent or more of a class of equity securities of the Company are required to file initial reports of their beneficial ownership of any class of the Company’s Securities with the SEC on Form 3.  Thereafter, each reporting person must file Forms 4 and 5 reporting all reportable changes in beneficial ownership.  A report on Form 4 is due for each then-reportable change in beneficial ownership by the second business day after the transaction.  A report on Form 5 is due from each reporting person within 45 days after the end of the Company’s fiscal year.  All reports on Forms 3, 4 and 5 must be electronically filed.  The Company’s Chief Financial Officer, In-house counsel , Executive Administrator and, as needed, Securities Counsel will assist in the preparation of these reports, but the ultimate responsibility for making sure that all changes in ownership are accurately and promptly reported rests with the individual.

TRADING OF STOCK IN A COMPANY-SPONSORED PLAN

The Chief Financial Officer may promulgate specific rules, either in addition to or as exceptions to the rules stated above, to govern transactions in Company Securities in or through Company-sponsored retirement, savings or profit-sharing plans or pursuant to written trading plans under Rule 10b5-1 of the Exchange Act.  All such rules will be deemed to be part of this Policy.

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POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities by Insiders even after such persons have terminated employment with, service to or a business relationship with the Company.  If an Insider is in possession of Material Non-Public Information upon such termination, such person may not trade in Company Securities until that information has become public or is no longer material.  In all other respects, the procedures set forth in this Policy will cease to apply to transactions in Company Securities by an Insider upon the expiration of any blackout period that is applicable to Insider transactions at the time of termination of service.

APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES

This policy and the guidelines described herein also apply to Material Non-Public Information  relating to other companies, including the Company’s customers, vendors, or suppliers (“business associates”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.  Civil and criminal penalties, and termination of employment may result from Trading on inside information regarding the Company’s business associates.  All employees should treat Material Non-Public Information about the Company’s business associates with the same care required with respect to information related directly to the Company.

REPORTING AN INSIDER-TRADING VIOLATION

Taking action to prevent problems is part of this Company's culture.  This Policy cannot address all situations which employees might encounter.  It may be possible that the Company is unaware of a situation in which actual or attempted Insider Trading or Tipping are occurring in which its board members, executives, officers, directors, managers, supervisors, employees or agents are involved.  Therefore, STRATA relies on the assistance of individuals to report such instances as they happen so that timely investigations and proper actions can be taken to curtail these offenses.  If an individual observes what is believed to be Insider Trading or Tipping as outlined above, they are encouraged to report their concerns.  Employees and others involved with the Company are urged to come forward with any such information, without regard to the identity or position of the suspected offender.

IN-HOUSE LEGAL DEPARTMENT

Employees should promptly report violations of laws, rules, regulations or this Policy to the Company's in-house counsel.  Any report or allegation of a violation of applicable laws, rules, regulations or this Policy need not be signed and may be sent anonymously.  All reports of violations of this Policy, including reports sent anonymously, will be promptly investigated and, if found to be accurate, will be acted upon in a timely and according manner.

  In-house counsel may be contacted as follows:

Jay Sturm, Esq.
General Counsel
STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, PA 19044
215-619-3285
jsturm@srataskin.com

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WHISTLEBLOWER / COMPLIANCE HOTLINE

STRATA has established a Whistleblower / Compliance Hotline to provide a way for board members, executives, officers, employees and agents of STRATA to anonymously report a concern or obtain information or advice.  Employees and others may communicate suspected violations of law, policy, or other wrongdoing, as well as any concerns regarding questionable accounting or auditing matters (including deficiencies in internal controls) by contacting Lighthouse Services, Inc., a third-party contractor STRATA has engaged to receive communications about suspected violations, wrongdoing or questionable accounting matters.   Reporters can be assured that any information will be treated with confidence to the best extent possible.

Lighthouse will receive anonymous reports, as well as reports in which the caller chooses to give his or her name.  Calls to the Compliance Hotline will not be traced or recorded and callers may remain anonymous if they so choose.  Representatives of the Compliance Hotline will listen to concerns, ask questions and review the information provided.  They will then forward your matter to the Chairman of the Audit Committee of the Board of Directors and the appropriate Designated Recipient within the Company, who will take action appropriate and compliant with applicable legal requirements, including the requirements of the Sarbanes-Oxley Act of 2002.

The Hotline is available 24 hours a day, 7 days a week, and 365 days a year.  You may contact Lighthouse through any of the following methods:

English speaking	1-844-280-0005
USA and Canada:

Spanish speaking	1-800-216-1288
USA and Canada:

French speaking	1-855-725-0002
Canada:

Spanish speaking	01-800-681-5340
Mexico:

All other Countries of North America:	1-800-603-2869 (click here for access codes and dialing outside instructions)

Website:	www.lighthouse-services.com/Strataskin

Email:	reports@lighthouse-services.com

Fax (USA):	215-689-3885 (must include Company name with report)

Mail:	Lighthouse Services, Inc., 1710 Walton Road, Suite 204 Blue Bell, PA 19422.

DISSEMINATION AND AMENDMENT

This Policy shall be distributed to each new executive, officer, manager, supervisor, employee and agent of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each executive, officer, manager, supervisor, employee and agent of the Company, and each shall certify that he or she has received, read and understood the Policy and has complied with its terms.  Dissemination of the Policy will take place electronically.

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In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and COSO 2014, this Policy will also be distributed to the Company’s key affiliated third-party vendors and contractors, both domestically and internationally.  Dissemination to all such third-parties will take place electronically, where possible.

The Company reserves the right to amend or alter this Policy at any time for any reason.  If this Policy is amended or altered, it will be redistributed to all pertinent individuals.

QUESTIONS

If you have any questions regarding this Policy, please contact:

Name:	Jay Sturm
Title:	General Counsel
Address:	STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, PA 19044
Phone:	215-619-3285
Fax:	215-619-3209
Email:	jsturm@strataskin.com

Adopted by the STRATA Skin Sciences, Inc. Board of Directors on August 2, 2005
Amended by Resolution of the STRATA Skin Sciences, Inc. Board of Directors on: October 26, 2017
Amended by Resolution of the STRATA Skin Sciences, Inc. Board of Directors on: June 4, 2018
Last amended by the STRATA Skin Sciences, Inc. Board of Directors: March 11, 2019
Last amended by the STRATA Skin Sciences, Inc. Board of Directors: March 24, 2021
Last amended by the STRATA Skin Sciences, Inc. Board of Directors: October 30, 2024

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